ZBB Energy Corporation Reports Fiscal Year 2014 Net Loss Decrease of $2.8 Million

MILWAUKEE, WI -- (Marketwired - September 29, 2014) - ZBB Energy Corporation (NYSE MKT: ZBB), a leading developer of intelligent, renewable energy power platforms and hybrid vehicle control systems, today announced its financial results for its fourth quarter and fiscal year ended June 30, 2014.

Fourth Quarter 2014 Financial Results

Financial results for the three months ended June 30, 2014 as compared to the three months ended June 30, 2013 were:

  Total revenues increased 20.9% to $1,248,711 from $1,033,180.
  Total revenue increased $215,531 as a result of a $275,000 increase in engineering and development revenues, partially offset by a $59,469 decrease in product sales as compared to the three months ended June 30, 2013.
  Net loss increased to $4,176,221 compared to $3,088,356. The results of operations for the fourth quarter included a charge of approximately $1.7 million due to a product upgrade initiative established in the fourth quarter of 2014. Subsequent to commercialization, installation, and commissioning of units in the field the Company has garnered meaningful insights that have resulted in system design modifications and other general updates that have improved performance, efficiency, and reliability. In the interest of enhancing customer satisfaction, the Company launched the initiative to implement these improvements at certain locations of its installed base over fiscal 2015.
  Loss per share declined to ($0.16) from ($0.17).

Fiscal Year 2014 Financial Results

Financial results for the fiscal year ended June 30, 2014 as compared to the year ended June 30, 2013 were:

  Total revenues increased $127,908 to $7,851,607 from $7,723,699.
  Total increase in revenues is a result of a $906,817 increase in engineering and development revenues and a $3,000,000 increase in license revenues, partially offset by a $3,778,909 decrease in product sales as compared to the year ended June 30, 2013.
  Net loss decreased to $9,077,427 compared to $11,878,915. The decrease in net loss is due primarily to revenues earned under the Lotte Chemical Research and Development Agreement and the Lotte Amended License Agreement.
  Loss per share declined to ($0.46) from ($0.74).

Financial Position

The Company's backlog is currently $4.1 million compared to a backlog of $5.0 million on September 27, 2013. The Company ended fiscal 2014 with total assets of $20.1 million, including $10.4 million in cash and $1.1 million in accounts receivable. Incremental proceeds of $13.5 from the August 27, 2014 offering will be reflected in the Company's balance sheet cash position upon filing of the fiscal 2015 first quarter 10-Q. The auditors' report received from the Company's independent public accounting firm on its audited financial statements for the fiscal year ended June 30, 2014 contained a going concern explanatory note similar to the notes included in prior year financial statements.

"With the strengthening of our balance sheet and the acceleration of the utility scale storage market, we have made significant progress towards realizing a huge market opportunity." said Chief Executive Officer Eric C. Apfelbach. "We believe we have the right products for these markets and that our partnership strategy is demonstrating its value in our global position. In addition, the China market represents a multi-billion dollar opportunity that was reinforced recently by the continued valuation increase we have seen in our JV."

Fiscal Year 2014 Highlights

During the 2014 fiscal year, the Company's major accomplishments included:

  Receiving third-party compliance validation of the ZBB EnerStore® battery as meeting the requirements of Standard GBZ2.1-2007 of the National Institute for Occupational Safety and Health (NIOSH) for use in the People's Republic of China through its joint venture partner, Meineng Energy.
  Completing a private placement of Series B preferred stock resulting in gross proceeds of $3.0 million to the Company.
  Crosspoint Kinetics announcing the introduction of their second generation S3000 hybrid system, which represents a sizable opportunity for the Company as ZBB developed and now manufactures the electronic controller for the S3000 hybrid system.
  Signing a joint development agreement with Lotte Chemical to design and develop a 500 kWh battery and granting a non-exclusive license for Lotte to sell ZBB's zinc-bromide continuous flow battery outside of the United States and China.
  Receiving $3 million in one-time up-front license fees from Lotte Chemical under the Amended License Agreement.
  Completing an underwritten secondary offering of common stock for net proceeds of $13.1 million on March 19. 2014. National Securities Corporation acted as the sole book running manager of the offering
  Advancing to the RFQ stage for the Imperial Irrigation District's 40-megawatt energy storage project.
  Naming Bradley L. Hansen as the Company's President and Chief Operating Officer and also appointing him as a director of the Company.

Subsequent to the end of fiscal year 2014:

  ZBB PowerSav Holdings Limited, a majority owned subsidiary of ZBB Energy ("Hong Kong Holdco"), amended and restated the Management Services Agreement (the "Agreement") with Meineng Energy. Pursuant to the Agreement, Hong Kong Holdco will provide certain management services in exchange for a management services fee. The contractual start date for the management fee was amended to begin on the first day of the first quarter in which Meineng Energy achieves operational break-even, as defined in the Agreement.
  Meineng Energy received a cash investment of 20,000,000 RMB (approximately $3.2 million) from Wuhu Fuhai-Haoyan Venture Investment, L.P., a branch of Shenzhen Oriental Fortune Capital Co., Ltd., for a post-closing equity position of 8%. Subject to receipt of required governmental approval for this investment, which is expected sometime in October or November 2014, this investment capital will be used to fund ongoing operations and development of the China market, and provides Meineng Energy a 250,000,000 RMB (approximately $42 million) post-closing valuation. Following this investment, the Company's indirect investment in Meineng Energy equals approximately 30%.
  The Company provided notice to Aspire Capital Fund, LLC, an Illinois limited liability company ("Aspire Capital"), electing to terminate the Common Stock Purchase Agreement ("Purchase Agreement) entered into with Aspire Capital on March 13, 2013. The Purchase Agreement provided that, upon the terms and subject to the conditions and limitations set forth therein, Aspire Capital was committed to purchase up to an aggregate of $10 million of shares of the Company's common stock over the two-year term of the Purchase Agreement.
  On August 27, 2014 the Company completed an underwritten public offering of its common stock for approximately $13.5 million of net proceeds. Craig-Hallum acted as the sole book running manager of the offering

Conference call - September 29, 2014 - 4:30 p.m. EDT (3:30 p.m. CDT)

As previously announced, the Company will hold a conference call on Monday, September 29, 2014 at 4:30 p.m. EDT (3:30 p.m. CDT) to discuss results for its fourth quarter and fiscal year ended June 30, 2014. To participate in the call, please dial 1-888-801-6497 for domestic callers and 1-719-457-0820 for international callers. The participant passcode is 3896223.

The call will be available for replay at 1-888-203-1112 for domestic callers, and 1-719-457-0820, for international callers. The replay passcode is 3896223. The conference call will also be available for replay via the investor relations section of the Company's website at www.zbbenergy.com until December 31, 2014.

                           ZBB ENERGY CORPORATION
                   Consolidated Statements of Operations

                           Three months ended
                                June 30,              Year ended June 30,
                        ------------------------  -------------------------
                            2014         2013         2014         2013
                        -----------  -----------  -----------  ------------
Revenues
  Product sales         $   873,711  $   933,180  $ 3,526,607  $  7,305,516
  Engineering and
   development              375,000      100,000    1,325,000       418,183
  License                         -            -    3,000,000             -
                        -----------  -----------  -----------  ------------
    Total Revenues        1,248,711    1,033,180    7,851,607     7,723,699
                        -----------  -----------  -----------  ------------

Costs and Expenses
  Cost of product sales   1,196,785      755,917    2,895,547     6,275,277
  Cost of engineering
   and development           96,906       46,579      206,102       153,762
  Advanced engineering
   and development        1,844,635    1,437,732    5,244,953     5,266,418
  Selling, general, and
   administrative         2,038,617    1,504,480    7,259,683     6,235,508
  Depreciation and
   amortization             156,172      369,530    1,042,577     1,392,033
                        -----------  -----------  -----------  ------------
    Total Costs and
     Expenses             5,333,116    4,114,238   16,648,862    19,322,998

                        -----------  -----------  -----------  ------------
Income (Loss) from
 Operations              (4,084,404)  (3,081,058)  (8,797,255)  (11,599,299)
                        -----------  -----------  -----------  ------------

Other Income (Expense)
  Equity in loss of
   investee company        (353,972)    (128,213)    (657,882)     (779,768)
  Interest income             2,691        1,000        5,635         2,896
  Interest expense          (22,437)     (52,336)    (147,105)     (186,375)
  Other income
   (expense)                      -            -          896       (45,000)
                        -----------  -----------  -----------  ------------
    Total Other Income
     (Expense)             (373,718)    (179,549)    (798,456)   (1,008,247)

                        -----------  -----------  -----------  ------------
Loss before benefit for
 Income Taxes            (4,458,122)  (3,260,607)  (9,595,711)  (12,607,546)

Benefit for Income
 Taxes                        4,437      (44,038)     (82,411)     (154,904)
                        -----------  -----------  -----------  ------------
  Net loss               (4,462,559)  (3,216,569)  (9,513,300)  (12,452,642)
  Net loss attributable
   to noncontrolling
   interest                 353,972      128,213      657,882       573,727
                        -----------  -----------  -----------  ------------
Net Income (Loss)
 Attributable to ZBB
 Energy Corporation      (4,108,587)  (3,088,356)  (8,855,418)  (11,878,915)
                        -----------  -----------  -----------  ------------
Preferred Stock
 Dividend                   (67,634)           -     (222,009)            -
                        -----------  -----------  -----------  ------------
Net Loss Attributable
 to Common Shareholders $(4,176,221) $(3,088,356) $(9,077,427) $(11,878,915)
                        -----------  -----------  -----------  ------------

Net Loss per share
  Basic and diluted     $     (0.16) $     (0.17) $     (0.46) $      (0.74)

Weighted average
 shares-basic and
 diluted                 25,341,195   17,666,112   19,853,579    16,082,001

                           ZBB ENERGY CORPORATION
                        Consolidated Balance Sheets

                                               June 30, 2014  June 30, 2013
                                               -------------  -------------
Assets
Current assets:
  Cash and cash equivalents                    $  10,360,721  $   1,096,621
  Restricted cash on deposit                          69,901         60,000
  Accounts receivable, net                         1,051,024        446,925
  Inventories, net                                 1,352,970      2,459,776
  Prepaid expenses and other current assets          295,814        224,542
  Refundable income tax credit                        91,191        137,228
                                               -------------  -------------
    Total current assets                          13,221,621      4,425,092
Long-term assets:
  Property, plant and equipment, net               4,382,203      5,179,707
  Investment in investee company                   1,646,240      2,304,122
  Intangible assets, net                                   -        411,073
  Goodwill                                           803,079        803,079
                                               -------------  -------------
    Total assets                               $  20,053,143  $  13,123,073
                                               =============  =============

Liabilities and Equity
Current liabilities:
  Bank loans and notes payable                 $     351,142  $     885,786
  Accounts payable                                   589,642        570,932
  Accrued expenses                                 2,621,479        785,532
  Customer deposits                                  741,145      2,194,262
  Accrued compensation and benefits                  195,181        164,437
                                               -------------  -------------
    Total current liabilities                      4,498,589      4,600,949
Long-term liabilities:
  Bank loans and notes payable, net of current
   maturities                                      2,045,127      2,395,802
                                               -------------  -------------
    Total liabilities                              6,543,716      6,996,751
                                               -------------  -------------

Commitments and contingencies (Note 12)

Equity
  Series B redeemable convertible preferred
   stock ($0.01 par value, $1,000 face value)
   10,000,000 authorized, 3,000 and 0 shares
   issued, 2,575 and 0 shares outstanding,
   preference in liquidation of $5,347,994 and
   $0 as of June 30, 2014 and June 30, 2013,
   respectively                                           26              -
  Common stock ($0.01 par value); 150,000,000
   authorized, 25,651,389 and 17,707,341
   shares issued and outstanding as of June
   30, 2014 and June 30, 2013, respectively          964,828        885,389
  Additional paid-in capital                     102,286,450     85,464,055
  Accumulated deficit                            (89,788,242)   (80,932,824)
  Accumulated other comprehensive loss            (1,599,875)    (1,594,418)
                                               -------------  -------------
    Total ZBB Energy Corporation Equity           11,863,187      3,822,202
  Noncontrolling interest                          1,646,240      2,304,120
                                               -------------  -------------
    Total equity                                  13,509,427      6,126,322
                                               -------------  -------------
    Total liabilities and equity               $  20,053,143  $  13,123,073
                                               =============  =============

                           ZBB ENERGY CORPORATION
                   Consolidated Statements of Cash Flows

                                                    Year ended June 30,
                                               ----------------------------
                                                    2014           2013
                                               -------------  -------------
Cash flows from operating activities
Net loss                                       $  (9,513,300) $ (12,452,642)
Adjustments to reconcile net loss to net cash
 used in operating activities:
  Depreciation of property, plant and
   equipment                                         736,551        798,424
  Amortization of intangible assets                  411,073        732,049
  Stock-based compensation                           962,361        785,260
  Equity in loss of investee company                 657,882        779,768
  Amortization of discounts and debt issuance
   costs on notes payable                             14,566         14,566
  Non-cash expense attributed to accretion of
   note payable                                            -         45,000
Changes in assets and liabilities
  Accounts receivable, net                          (604,099)        33,638
  Inventories                                      1,219,306         96,445
  Prepaids and other current assets                  (85,838)       (51,660)
  Refundable income taxes                             46,037         48,317
  Accounts payable                                    18,710     (1,328,097)
  Accrued compensation and benefits                   30,744       (170,932)
  Accrued expenses                                 1,872,642       (467,475)
  Customer deposits                               (1,453,117)       878,953
                                               -------------  -------------
Net cash used in operating activities             (5,686,482)   (10,258,386)
                                               -------------  -------------
Cash flows from investing activities
  Proceeds (expenditures) for property and
   equipment                                         (51,543)      (137,601)
  Deposits of restricted cash                         (9,901)             -
                                               -------------  -------------
Net cash used in investing activities                (61,444)      (137,601)
                                               -------------  -------------
Cash flows from financing activities
  Proceeds from issuance of notes payable                  -        938,250
  Repayments of bank loans and notes payable        (929,403)    (1,654,593)
  Debt issuance costs                                      -        (29,113)
  Proceeds from issuance of preferred stock
   and warrants                                    3,000,000              -
  Preferred stock issuance costs                     (96,967)             -
  Proceeds from issuance of common stock          14,231,250      4,648,499
  Common stock issuance costs                     (1,194,786)      (177,607)
  Proceeds from noncontrolling interest                    -          5,500
                                               -------------  -------------
Net cash provided by financing activities         15,010,094      3,730,936
                                               -------------  -------------
Effect of exchange rate changes on cash and
 cash equivalents                                      1,932         (1,545)
                                               -------------  -------------
Net increase (decrease) in cash and cash
 equivalents                                       9,264,100     (6,666,596)
Cash and cash equivalents - beginning of
 period                                            1,096,621      7,763,217
                                               -------------  -------------

Cash and cash equivalents - end of period      $  10,360,721  $   1,096,621
                                               =============  =============

Cash paid for interest                         $     147,106  $     173,876
Cash received from foreign income tax credit         133,996        198,309

Supplemental non-cash investing and financing
 activities:
  Inventory transferred to assets held for
   lease                                       $           -  $     355,986
  Interest deferred and added to principal
   balance of note payabe                                  -         44,084

About ZBB Energy Corporation

ZBB Energy Corporation (NYSE MKT: ZBB) designs, develops, licenses and manufactures advanced energy storage and power electronics systems, as well as engineered custom and semi-custom products targeted at the growing global need for distributed renewable energy, energy efficiency, power quality, and grid modernization. ZBB's portfolio includes integrated power management platforms that combine advanced power and energy controls plus energy storage to optimize renewable energy sources and conventional power inputs for grid connected and off-grid applications. ZBB's innovative platforms solve a wide range of electrical system challenges in global markets for utility, governmental, commercial, industrial and residential customers. In addition, the platforms ensure optimal efficiencies today, while offering the flexibility to adapt and scale to future requirements. ZBB's corporate offices, engineering and development, and production facilities are located in Menomonee Falls, WI, USA with a research facility also located in Perth, Western Australia. ZBB has a joint venture with Meineng Energy, a provider of leading-edge energy storage systems and solutions to the greater China market. For more information, visit: www.zbbenergy.com.

Safe Harbor Statement

Certain statements made in this press release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended that are intended to be covered by the "safe harbor" created by those sections. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of forward-looking terms such as "believe," "expect," "may," "will," "should," "could," "seek," "intend," "plan," "estimate," "anticipate" or other comparable terms. Forward-looking statements in this press release may address the following subjects among others: statements regarding the sufficiency of our capital resources, expected operating losses, expected revenues, expected expenses and our expectations concerning our business strategy. Forward-looking statements involve inherent risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, as a result of various factors including those risks and uncertainties described in the Risk Factors and in Management's Discussion and Analysis of Financial Condition and Results of Operations sections of our most recently filed Annual Report on Form 10-K and our subsequently filed Quarterly Reports on Form 10-Q. We urge you to consider those risks and uncertainties in evaluating our forward-looking statements. We caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Except as otherwise required by the federal securities laws, we disclaim any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein (or elsewhere) to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Investor Relations Contact:
David Mossberg
Three Part Advisors, LLC
817-310-0051